                                    AMENDMENT
                                     TO THE
                              REINSURANCE AGREEMENT

                                      AMONG

Capitol Indemnity Corporation (hereinafter referred to as the "Ceding Company") and Darwin National Assurance Company (hereinafter referred to as "Reinsurer").

WHEREAS, the parties desire to modify certain terms and conditions of the Reinsurance Agreement between the parties dated July 1, 2005, as amended;

NOW, THEREFORE, for the consideration mentioned and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do agree as follows:

      1.    Article 7(A) is hereby amended in its entirety as follows:

            On a monthly basis , during the term of this Reinsurance Agreement, there shall be transmitted by the Reinsurer to the Ceding Company, in form and substance mutually agreed upon by the parties, a "summary report" for the period reported on, of all activity relating to the Policy Liabilities. The report shall include, but not be limited to, the amount of gross premiums, commissions, related expenses, reserves and paid losses, as applicable. The report shall also reconcile any amounts due the Ceding Company and Reinsurer under this Reinsurance Agreement which shall include, but not be limited to, payment by Reinsurer to Ceding Company of any amounts related to any increase in total reserves (both case and incurred but not reported and notwithstanding the fact that Ceding Company may not yet have paid the associated claims) attributable to the Policies, and such amounts, including amounts related to any increase in reserves (both case and incurred but not reported and notwithstanding the fact that Ceding Company may not yet have paid the associated claims) shall be paid in accordance with Article 7(B) below.

      2.    Article 18 is hereby added in its entirety as follows:

                                   Article 18
                                Collateralization

            A. It is agreed that when the Ceding Company files with an insurance department or establishes reserves for claims covered and unearned premium and commissions related to Policies reinsured hereunder, as required by law, the Ceding Company shall forward to the Reinsurer a statement showing the proportion of such loss, Allocated Loss Adjustment Expenses and unearned premium reserves which is applicable to the

            Reinsurer. In the event that the Ceding Company is not permitted by any insurance regulator to take full and complete credit on its financial statements for this reinsurance, and that the collateral provided by the reinsurer outlined in Article 18(B), below, shall not be satisfactory to an insurance regulator to take full and complete credit on its financial statements, then, the Reinsurer hereby agrees to apply for and secure delivery to the Ceding Company of a clean, irrevocable and unconditional Letter of Credit, that is issued, and presentable and payable in the United States by a bank or trust company that is a member of the Federal Reserve System, and is in a format acceptable to the governmental authority having jurisdiction over the Ceding Company's reserves, in an amount equal to the Reinsurer's proportion of such loss (including case and incurred but not reported), Allocated Loss Adjustment Expenses (including case and incurred but not reported), unearned premium and commission reserves. The Letter of Credit will be issued for a period of not less than one year, and will be automatically extended for one year from its date of expiration or any future expiration date unless 60 days prior to any expiration date the issuing bank notifies the Ceding Company by registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period, in which case the Reinsurer shall deliver to the Ceding Company a replacement Letter of Credit on or prior to such expiration date. In lieu of the Letter of Credit described above, the Reinsurer may provide to the Ceding Company other collateral (such as cash advances, trust agreements, escrow accounts, or a combination of the foregoing) acceptable to the Ceding Company and to the governmental authority having jurisdiction over the Ceding Company's reserves.

            The Ceding Company and the Reinsurer agree that the Letter of Credit or other collateral provided by the Reinsurer under this provision may be drawn upon at any time, notwithstanding any other provisions in this Agreement by Ceding Company, including without limitation by any liquidator, rehabilitator, receiver or conservator of the Ceding Company for the following purposes:

            1) to reimburse the Ceding Company for the Reinsurer's share of the Policy Liabilities paid by the Ceding Company and which has not otherwise been paid by the Reinsurer;

            2) to reimburse the Ceding Company for the Reinsurer's share of premium and commission returned under Policies reinsured under this Agreement on account of cancellation of such Policies and which has not otherwise been paid by the Reinsurer;

            3) to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company's liabilities for amounts ceded under this Agreement. Such cash deposits shall be held in an interest bearing account separate from the Ceding Company's other assets, and interest thereon shall accrue to the benefit of the Reinsurer. Such amount shall include, but not be limited to, amounts for reserves for claims and losses incurred, including losses incurred but not reported, loss adjustment expenses, and unearned premiums;

            4) to reimburse the Ceding Company insurer for the assuming Reinsurer's share of surrenders and benefits or losses paid by the Ceding Company under the terms and provisions of the Policies reinsured under this Agreement; and

            5) to pay any other amounts the Ceding Company claims are due under this Agreement.

            B. In addition to any collateralization required as set forth in (A) above, upon the earliest to occur of (i) an IPO, (ii) a Strategic Sale or (iii) a Financial Sale (a "Collateralization Event"), all obligations of the Reinsurer to the Ceding Company (gross of any outside third party reinsurance which may be applicable), including but not limited to obligations related to the Policy Liabilities, loss reserves (case and incurred but not reported), unearned premium reserves and allocated loss adjustment expense reserves related to the Policies reinsured hereunder, must be fully collateralized pursuant to arrangements reasonably satisfactory to the Ceding Company. Such collateralization may, at Ceding Company's direction, include the provision by Reinsurer to Ceding Company of a clean, irrevocable and unconditional Letter of Credit having the same terms and which may be drawn upon for the same reasons as previously set forth above in this Article 18. The amount which must be fully collateralized in the event of a Collateralization Event will be recalculated every three (3) months following the occurrence of the Collateralization Event. In the event that, following a Collateralization Event, the actuaries for the Ceding Company and the actuaries for the Reinsurer disagree as to the appropriate level of reserves to be established in respect of such obligations of the Reinsurer, then the obligations of the Reinsurer will be collateralized at the level specified by the Ceding Company's actuaries or in the event of disagreement between Reinsurer and Ceding Company, the Reinsurer and the Ceding Company will mutually agree upon a nationally recognized independent actuarial firm to conduct an actuarial study of the obligations of the Reinsurer to the Ceding Company, the fees and expenses of which will be paid by the Reinsurer, and the obligations of the Reinsurer to the Ceding Company will be collateralized at the level specified by such third independent actuarial firm.

            For purposes of this Article 18, an "IPO" means the initial public offering of common stock of DPU or Reinsurer pursuant an effective registration statement under the Securities Act of 1933, as amended, in connection with which the common stock of DPU or Reinsurer becomes listed on a U.S. national securities exchange or traded on the Nasdaq National Market System. For purposes of this Article 18, a "Strategic Sale" shall be defined as the sale by Alleghany Insurance Holdings LLC (hereinafter referred to as "AIHL") of securities representing a majority of the voting power in DPU (determined on an as-converted basis) and/or Reinsurer to an insurance company or an insurance holding company. For purposes of this Article 18, "Financial Sale" shall be determined as the sale by AIHL of securities to financial investors (i.e., investors which are not insurance companies or insurance holding companies) which would cause AIHL's voting interest in DPU (determined on an as-converted basis) and/or Reinsurer to drop below 35%.

      3.    Article 19 is hereby added in its entirety as follows:

                                   Article 19
                            Reimbursement of Expenses

            Direct expenses incurred by the Ceding Company arising from the issuance of policies of the Ceding Company in respect of business produced by DPU will be reimbursed by Reinsurer to Ceding Company as follows:

EXPENSE                           ALLOCATION OF METHODOLOGY
------------------------------    ---------------------------------------------
Taxes/Boards/                     Reinsurer responsible for all taxes, boards
Bureaus                           and bureaus related to Policies.

Fines/Penalties                   Reinsurer responsible for all fines and
                                  penalties arising out of acts, errors or
                                  omissions of Reinsurer or its affiliates
                                  and/or related to the Policies.

Assessments                       Reinsurer responsible for all assessments
                                  (including, but not limited to, premium and
                                  loss based) to the extent they arise from
                                  or relate to Policies.

Market Conduct Exam Fees          Reinsurer responsible for exam fees related
                                  to regulatory review of DPU produced business
                                  and/or the reinsurance/underwriting
                                  management agreements implementing the Ceding
                                  Company/DPU/Reinsurer relationship.

Corporate Outside Counsel         Reinsurer responsible for all corporate
Fees Incurred  by the             outside counsel legal fees and expenses
Company

(Company/DPU/ Reinsurance         incurred by the Ceding Company in
Transactions)                     connection with regulatory matters related
                                  to Ceding Company/DPU/ Reinsurer transactions.
                                  The Ceding Company shall obtain Reinsurer's
                                  prior approval before incurring such legal
                                  fees in excess of $2,000 for any individual
                                  matter and such approval shall not be
                                  unreasonably withheld by Reinsurer.

      4. This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

      5. Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

      6. The parties hereby agree that the effective date for this Amendment shall be January 1, 2006.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives.

Darwin National Assurance Company          Capitol Indemnity Corporation

By:   /s/ John L. Sennott, Jr.             By: /s/ David Pauly
      ---------------------------------    ------------------------------------

Name: John L. Sennott, Jr.                 Name: David Pauly

Title: CFO                                 Title: CEO